Exhibit 10.1

July 6, 2017

Drake Parker

Re: Employment Terms

Dear Drake:

Intersect ENT, Inc. (the “Company”) is pleased to offer you the position of Chief Business Officer on the following terms.

You will be responsible for the Company’s global marketing, business development and market access initiatives, strategies and activities. You will report directly to me, as the Company’s CEO, and you will be based at our offices located in Menlo Park, California. Of course, subject to your Good Reason rights described below, the Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be $330,000 per year, less payroll deductions and all required withholdings. You will be paid every other Friday and you will be eligible for the Company’s standard benefits, including: health, dental, and vision insurance, paid time off, and holidays (subject to the terms and conditions of such plans). Details about all our benefit plans are available for your review.

In addition, you will also be eligible for an annual bonus of up to 35% of your eligible annual earnings (base salary paid during the calendar year), less deductions and required withholdings. Your annual bonus will be determined in the sole discretion of the Company based upon an evaluation of both your performance and the Company’s performance, and such other criteria that the Company deems relevant. Bonuses are earned upon payment. Thus, in order to earn any such bonus, you must remain employed through the time when bonuses are paid in the first quarter after the end of the fiscal year to which the bonus applies. The Company may change compensation and benefits from time to time in its discretion. As an exempt salaried employee, you will not be eligible for overtime pay.

Subject to your commencing employment by the Commencement Date (as defined below), the Company will pay you a sign-on bonus (“Sign-on Bonus”) of $40,000.00, subject to applicable tax withholdings. The Sign-On Bonus will be paid no later than the first full payroll cycle after your start date. This bonus is being paid to you as an advance. You must be employed for one year in order to earn the bonus. Therefore, if your employment with the Company ends for any

Drake Parker

July 6, 2017

reason within the first twelve (12) months after you start date, you will be required to repay a pro-rata amount of the after tax value of the signing bonus, based on the number of days you were not actually employed during such period.

Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 50,000 shares of the Company’s common stock at the closing sales price of the Company’s Common Stock as quoted on The Nasdaq Stock Market on the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreement. Your grant agreement will provide for vesting of the Option as determined by the Board.

If in connection with or within 12 months after the occurrence of a Change in Control (as defined below), your employment is either (A) terminated by the Company or a successor entity without Cause (defined below)(and not in connection with death or disability), or (B) terminated by you due to your resignation for Good Reason (defined below), provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then 100% of the then unvested shares subject to the Option and all other Company stock options and restricted stock units held by you shall be fully vested. Notwithstanding the foregoing, as a pre-condition of the accelerated vesting referenced in the immediately preceding sentence, you will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all known and unknown claims in the form provided to you by the Company.

In addition, you shall receive the Severance Benefits (as defined below) if at any time your employment is either (i) terminated by the Company or a successor entity without Cause (defined below) (and not in connection with death or disability), or (ii) terminated by you due to your resignation for Good Reason (defined below), provided that such termination constitutes a Separation from Service” (as defined above).

For purposes of this letter agreement, the following definitions shall apply:

(1) Change in Control. “Change in Control” shall mean the following: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Drake Parker

July 6, 2017

(2) Cause. “Cause” shall mean any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice; or (vii) material breach of the Company’s Employee Confidential Information and Inventions Agreement executed by you (“Confidential Information Agreement”).

(3) Good Reason. “Good Reason” shall mean any of the following which occurs without your written consent: (i) a relocation of the office where you are required to work to a location more than thirty-five (35) miles from the office where you previously were required to work; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities, provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s Chief Executive Officer within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

(4) Severance Benefits. “Severance Benefits” shall mean (i) payment of twelve (12) months of your base salary, less all applicable withholdings and deductions, paid over such 12-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”); (ii) a lump sum payment equal to your annual target bonus prorated for the number of days of the then current bonus period worked prior to your Separation from Service; and (iii) if you timely elect continued coverage under COBRA, twelve (12) months COBRA reimbursement (with such reimbursement to cease if you become eligible for health insurance benefits through a new employer). Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Confidential Information Agreement during the period of time in which you are receiving the Severance Benefits; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following

Drake Parker

July 6, 2017

your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and the pro-rated target bonus payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures. You also agree to read, sign and comply with the Confidential Information Agreement.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon your Termination of Services set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, the timing of the payments upon your Separation from Service will be delayed as follows: on the earlier to occur

Drake Parker

July 6, 2017

of (i) the date that is six months and one day after the effective date of your Termination of Services, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon your Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

This letter, together with your Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. Any action brought by either party under or in relation to this agreement, including without limitation to interpret or enforce any provision of this agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Mateo, California. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

You agree that you have been provided with an opportunity to consult with you own counsel with respect to this agreement.

Our offer of employment and your start date are contingent upon the successful completion of a background check.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Confidential Information Agreement. If you accept our offer, we would like you to start work on a date to be mutually agreed in writing between you and the Company, which in no event shall be later than July 31, 2017 (“Commencement Date”).

Drake Parker

July 6, 2017

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Gwen Carscadden
Gwen Carscadden
Chief People Officer

Understood and Accepted:

/s/ Drake Parker	7/12/17
Drake Parker	Date